Exhibit 99 (a)(1)(vi)

Supplement to

Offer to Purchase for Cash

dated October 14, 2009

by

of

Up to $65,000,000 Aggregate Principal Amount

of its Outstanding

2.875% Senior Subordinated Convertible Notes due 2010

at a Purchase Price Not Greater than $1000.00

Nor Less than $982.50

Per $1,000 Principal Amount,

Plus Accrued and Unpaid Interest Thereon

THE OFFER, PRORATION PERIOD AND

WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 24, 2009,

UNLESS THE OFFER IS EXTENDED.

Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), hereby amends and supplements its offer to purchase for cash up to $65,000,000 aggregate principal amount of our outstanding 2.875% Senior Subordinated Convertible Notes due September 30, 2010 (the “Notes”), upon the terms and conditions set forth in the Offer to Purchase, dated October 14, 2009 (as amended and supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”), Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”), Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (the “Letter to Brokers”), and the Letter to Clients (the “Letter to Clients”, collectively with the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Letter to Brokers, the “Tender Offer Documents”).  This supplement to the Offer to Purchase shall be referred to as the “Supplement.” Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Offer to Purchase.

The Offer to Purchase is hereby revised as follows:

Incorporation of Documents by Reference

The section captioned “Incorporation of Documents by Reference” of the Offer to Purchase is hereby amended to add the following after the last bullet point on page v:

“●

our quarterly report on Form 10-Q for the fiscal quarter ended October 3, 2009, filed with the SEC on November 6, 2009.”

Forward-Looking Statements

The section captioned “Forward-Looking Statements” of the Offer to Purchase is hereby amended by deleting the final sentence of this section on page v in its entirety, and replacing it with the following:

“Any forward-looking statements included in this Offer are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.”

Terms of the Offer

Section 3 captioned “Terms of the Offer” of the Offer to Purchase is hereby amended to remove the first paragraph of the subsection captioned “Offer and Purchase Price” on page 8 in its entirety, and replace it with the following:

“Upon the terms and subject to the conditions of the Offer (including the Supplement or any other amendment or supplement to the Offer to Purchase), we are offering to purchase for cash up to $65,000,000 aggregate principal amount of our outstanding Notes at a price not greater than $1,000.00 nor less than $982.50 per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase.”

Section 3 captioned “Terms of the Offer” of the Offer to Purchase is hereby amended to remove the first sentence of the subsection “Expiration of the Offer” on page 10 in its entirety, and replace it with the following:

“The Offer will expire at 12:00 midnight, New York City time, on Tuesday, November 24, 2009, unless extended by us.”

Conditions of the Offer

Section 10 captioned “Conditions of the Offer” of the Offer to Purchase is hereby amended by deleting the phrase “otherwise relates in any manner to the offer” from the first sub-bullet point in this section on page 19.

Tender Offer Documents

The Tender Offer Documents are hereby amended to remove all references to “$990.00” in their entirety, and replace each such reference with “$1,000.00.”

The Tender Offer Documents are hereby amended to remove all references to “November 11” in their entirety, and replace each such reference with “November 24.”

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